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                                                                    EXHIBIT 23.4

                   CONSENT OF KPMG LLP, INDEPENDENT AUDITORS

The Board of Managers

SNAP! LLC

    We consent to the use of our reports dated June 18, 1999, except as to Note 11(c) which is as of June 25, 1999, relating to the balance sheets of SNAP! LLC as of December 31, 1997 and 1998, and the related statements of operations, members' deficit, and cash flows for each of the years in the two-year period ended December 31, 1998, and the related financial statement schedule, which reports are included in the NBC Internet, Inc. proxy statement, and to the references to our firm under the headings "SNAP Selected Financial Data" and "Experts" in the proxy statement/prospectus.

                                                       /s/ KPMG LLP

San Francisco, California
July 9, 1999